UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report:  January 27, 2010
(Date of earliest event reported:  January 25, 2010)

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HAVERTY FURNITURE COMPANIES, INC.
(Exact name of registrant as specified in its charter)
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Maryland	1-14445	58-0281900
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342
(Address of principal executive officers) ( Zip Code)
Telephone number, including area code: (404) 443-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 25, 2009, the Executive Compensation and Employee Benefits Committee (the “Compensation Committee”) of the Board of Directors of Haverty Furniture Companies, Inc. (the “Company” or “Havertys”) pursuant to the Company’s 2004 Long Term Incentive Plan authorized the grant of Restricted Stock Units (“RSUs”) to the Company’s executive officers, including the following individuals who were listed as Named Executive Officers (“NEOs”) in the Company’s proxy statement for the year ended December 31, 2008.

Named Executive Officer	Number of RSUs
Clarence H. Smith	20,000
Dennis L. Fink	12,000
Steven G. Burdette	10,000

    Each RSU is equivalent to one share of common stock upon vesting.  The RSUs vest in accordance with the schedule set forth in the notice of grant letter attached hereto as Exhibit 10.1, and incorporated herein by reference.

On January 25, 2010, the Compensation Committee also approved a new management incentive plan (the “Plan”) to determine cash incentives for the Company’s executive officers.  Those individuals who are deemed “officers” of Havertys for purposes of Section 16 of the Securities Exchange Act of 1934, as amended are eligible to participate in the Plan for 2010. The Plan provides for cash incentives based primarily on Havertys achieving a threshold dollar amount of pre-tax earnings on a quarterly and annual basis.  The Plan also provides cash incentives for achieving additional performance criteria or specific projects or initiatives as established by the Compensation Committee.  Pursuant to the Plan, the NEOs are eligible to receive a target payout from 40% to 65% of their 2010 annual base salary.  If the threshold dollar amount of annual pre-tax earnings is exceeded by 25% or 50%, the Plan provides for additional payouts of 9% to 15% or 18% to 29% of base salary, respectively. The Compensation Committee has complete discretion to modify the target cash incentives, weightings or performance criteria during 2010 or may determine that payment of cash incentives for 2010 will not be made due to economic issues or other factors.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits

(c)           Exhibits
10.1           Form of Restricted Stock Units Award Notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAVERTY FURNITURE COMPANIES, INC.
January 27, 2010	By:
Jenny Hill Parker Vice President, Secretary and Treasurer